EXHIBIT 2.2



                       ASSIGNMENT AND ASSUMPTION AGREEMENT
                                       AND
                   AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT AND AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this "Assignment and Amendment") is made and executed as of the 17th day of June, 1997 by and among B. BRAUN OF AMERICA INC., a Pennsylvania corporation ("BOA"), B. BRAUN MEDICAL INC., a Pennsylvania corporation ("BBM"), and IVAX CORPORATION, a Florida corporation ("Seller").

                                    RECITALS

         A. BOA is a party to that certain Stock Purchase Agreement (the "Purchase Agreement") by and between Seller and BOA, as Purchaser.

         B. BOA and Seller wish to amend certain provisions of the Purchase Agreement as provided herein.

         C. As permitted by Section 15.5 of the Purchase Agreement, BOA wishes to transfer and assign to BBM the Agreement and all of BOA's rights, interests and obligations thereunder, and BBM wishes to accept such assignment and to assume from BOA all of BOA's obligations under the Purchase Agreement, all on the terms and conditions set forth herein.

                              TERMS AND CONDITIONS

         NOW, THEREFORE, in consideration of the premises and covenants contained herein, the parties hereto hereby agree as follows:

1. DEFINITIONS. All terms not otherwise defined herein shall have the meanings given them in the Purchase Agreement.

2.       AMENDMENTS TO AGREEMENT.

(a) BOA and Seller hereby amend Section 1.98 of the Purchase Agreement to read in its entirety as follows:

"1.98 'PURCHASER' shall have the meaning set forth in the introductory paragraph of this Agreement."

(b) BOA and Seller hereby amend Section 11.2(b) of the Purchase Agreement to read in its entirety as follows:

"(b) PURCHASER agrees and, to the extent the Closing occurs, shall cause BBM and each McGaw Company to jointly and severally agree, to indemnify and hold SELLER harmless from any Indemnified Liabilities which result from or arise out of the breach of any representation,


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         warranty, covenant or agreement made by PURCHASER in this Agreement, in any Schedule or Exhibit to this Agreement, in any Ancillary Agreement or in any certificate furnished or to be furnished by or on behalf of PURCHASER under this Agreement."

(c) BOA and Seller hereby amend Section 15.2 of the Purchase Agreement to read in its entirety as follows:

"15.2 PERFORMANCE OF LEASE OBLIGATIONS. PURCHASER agrees that, if SELLER does not obtain the termination of SELLER's guarantee of certain obligations of McGaw pursuant to the lease by McGaw of McGaw's facility in Carrollton, Texas, then PURCHASER shall, from and after the Closing, cause McGaw to faithfully and timely perform all obligations of McGaw pursuant to such lease including, without limitation, the payment of rent and the performance or observance of all covenants of McGaw thereunder. PURCHASER further agrees to hold harmless and indemnify SELLER and its shareholders, directors, officers, employees, representatives, agents, successors and assigns from and against any Indemnified Liabilities which result from or arise out of any breach by McGaw of its obligations under such lease in accordance with the provisions of Article 11 hereof."

(d) BOA and Seller hereby amend Section 11.14(a) of the Purchase Agreement to read in its entirety as follows:

         "(a) With respect to the indemnity obligation set forth in Section 11.2 herein, SELLER and PURCHASER shall not be required to indemnify and hold harmless the other until the aggregate amount of the Indemnified Liabilities owed to the Indemnified Party hereunder exceeds Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "Basket Amount"); provided, however, that at such time as such Indemnified Liabilities exceed the Basket Amount, the Indemnifying Party shall pay to the Indemnified Party Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) plus any and all other Indemnified Liabilities resulting from the indemnity obligation pursuant to Section 11.2 in excess of such Seven Million Five Hundred Thousand Dollars ($7,500,000) amount. Nothwithstanding the foregoing, none of the limitations in this
         Section 11.14(a) shall be applicable to any breach of any covenant or agreement of a party hereto contained herein, or to any breach of any of SELLER'S representations or warranties set forth in Section 4.5 hereof other than those contained in the first sentence of Section 4.5 or with respect to the BioMed Shares."

1. ASSIGNMENT BY BOA TO BBM. BOA hereby assigns to BBM all of BOA's rights and interests under the Agreement.

2. ASSUMPTION BY BBM. BBM hereby accepts BOA's assignment to BBM hereunder of all of BOA's rights and interests under the Agreement and BBM hereby unconditionally and expressly assumes all of BOA's duties and obligations under the Purchase Agreement in BOA's place and stead and shall faithfully perform the same.


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3.       ACKNOWLEDGMENT OF BOA. BOA hereby acknowledges that the assignment by BOA to BBM of its rights and interests and the assumption of BOA's duties and obligations pursuant to this Assignment and Amendment shall not operate in any way to modify, relieve or discharge any of the obligations of BOA under the Purchase Agreement. BOA and BBM remain jointly and severally liable for all obligations and liabilities of PURCHASER under the Purchase Agreement.

4. CONSENT OF SELLER. Seller hereby expressly consents to the assignment and assumption provided for in Sections 3 and 4 hereof.

         IN WITNESS WHEREOF, the parties have executed this Assignment and Amendment as of the date first above written.



BOA:  B. Braun of America Inc.             BBM: B. Braun Medical Inc.



/S/ CAROLL H. NEUBAUER                     /S/ CAROLL H. NEUBAUER
--------------------------------           --------------------------------
by  Caroll H. Neubauer, Chairman           by  Caroll H. Neubauer, Chairman
     and Chief Executive Officer                and Chief Executive Officer


                             ACKNOWLEDGED AND AGREED

                            SELLER: IVAX CORPORATION

                              /S/ JAMES M. MILLSAP
                   -------------------------------------------
                   by James M. Millsap, Senior Vice President,
                              Corporate Development








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